Exhibit 99.1

For additional information contact:
Richard S. DeRose (703) 293-7901
For release:
May 11, 2006 at 9:00 a.m.

Information Analysis, Inc. Reports First Quarter Profit

FAIRFAX, VIRGINIA – Information Analysis, Inc. (IAIC:OTCBB) today reported results for the first fiscal quarter ended March 31, 2006. Revenues were $2,315,000, up 5.8% from the $2,187,000 reported in 2005’s first quarter. The Company reported a net profit of $86,000, or $0.01 per share, compared to a profit of $72,000, or $0.01per share, in the first quarter 2005.

“The Company attributes the improvement in the first quarter in comparison to the first quarter of 2005 to continued sales success and increased margins,” Sandor Rosenberg, Chairman and Chief Executive Officer of IAI said. “First quarter performance is in line with previous year’s first quarter results. Some orders that we expected to work on in the first quarter were recently awarded and will be performed during subsequent quarters of this year. We expect our quarterly profitability to improve during the year as a result of this.

“We are actively pursuing the conversion and system modernization business through our business partners and sales prospects. Business opportunities in the area of Adobe and Web applications remain strong. We continue to build our pipeline opportunities which should increase revenue for subsequent quarters and 2007.

“We continue to pursue merger and acquisition opportunities.”

About Information Analysis Incorporated

Information Analysis Incorporated (www.infoa.com), headquartered in Fairfax, Virginia, is an information technology services company. The Company is a web solution provider and software conversion specialist, modernizing legacy systems and extending their reach to the Internet world.

Additional information for investors

This release may contain forward-looking statements regarding the Company’s business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company’s 10-KSB for the fiscal year ended December 31, 2005 and in other filings with the Securities and Exchange Commission.

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Information Analysis, Inc. Reports First Quarter Profit

May 11, 2006

Information Analysis Incorporated

Condensed Consolidated Income Statements

	Three months ended March 31,
(in thousands, except per share data; unaudited)	2006	2005
Net revenue:
Professional fees	$2,196	$2,115
Software sales	119	72

Total revenue	2,315	2,187
Cost of goods sold and services provided:
Cost of professional fees	1,751	1,682
Cost of software sales	70	41

Total cost of sales	1,821	1,723

Gross margin	494	464
Operating expenses:
Sales, general and administrative	409	388

Total operating expenses	409	388

Operating income	85	76
Other income (expense)	1	(4)

Income before income taxes	86	72
Provision for income taxes	—	—

Net income	$86	$72

Earnings per share:
Basic	$0.01	$0.01

Diluted	$0.01	$0.01

Shares used in calculating earnings per share:
Basic	10,743,204	10,283,515
Diluted	11,616,698	11,078,563

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Information Analysis, Inc. Reports First Quarter Profit

May 11, 2006

Information Analysis Incorporated and Subsidiaries

Consolidated Balance Sheets

	As of: March 31, 2006	As of: December 31, 2005
(in thousands)	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$388	$452
Accounts receivable, net	2,167	1,994
Prepaid expenses	185	183
Note receivable	85	85
Other receivables	16	15

Total current assets	2,841	2,729
Fixed assets, net	60	57
Other assets	9	9

Total assets	$2,910	$2,795

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$989	$1,175
Accrued payroll and related payroll items	414	321
Deferred revenue	290	214
Other accrued liabilities	72	125
Income taxes payable	—	4

Total liabilities	1,765	1,839

Common stock, par value $0.01, 30,000,000 shares authorized; 12,358,626 shares issued, 10,854,015 outstanding at March 31, 2006 and 12,127,626 issued, 10,623,015 outstanding at December 31, 2005	124	121
Additional paid in capital	14,313	14,212
Accumulated deficit	(12,426)	(12,511)
Accumulated other comprehensive loss	(12)	(12)
Less treasury stock; 1,504,611 shares at cost	(854)	(854)

Total stockholders’ equity	1,145	956

Total liabilities and stockholders’ equity	$2,910	$2,795

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